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                                                                    Exhibit 10.1

                    RESIGNATION AND NON-COMPETITION AGREEMENT
                    -----------------------------------------


                  THIS RESIGNATION AND NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into as of the 18th day of October, 1999, by and between COLE NATIONAL CORPORATION, a Delaware corporation (the "Company," a term which in this Agreement includes its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel, unless the context otherwise clearly requires), and BRIAN B. SMITH ("Executive"),

                                   WITNESSETH:
                                   -----------

                  WHEREAS, Executive is an employee and director of the Company and currently serves as President and Chief Operating Officer of the Company;

                  WHEREAS, the Company and Executive have determined that Executive will resign the Executive's positions as President and Chief Operating Officer and as a director of the Company effective October 18, 1999; and will resign as an employee of the Company at that same time;

                  WHEREAS, the Company wants to ensure that Executive will protect Confidential Information (as hereinafter defined) and will not use the Executive's knowledge and experience during the Non-Compete Period (as hereinafter defined) to compete in or assist a competitor of the Company's business (as set forth herein); and

                  WHEREAS, the Company and Executive desire to make provision for the payments and benefits that Executive will be entitled to receive from the Company in consideration for Executive's obligations and actions under this Agreement and in connection with such retirement;

                  NOW, THEREFORE, in consideration of the premises and the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive agree as follows:

                  1. EFFECTIVE DATE OF AGREEMENT. This Agreement is effective on October 18, 1999 (the "Effective Date") and will continue in effect as provided herein.

                  2. RESIGNATIONS. Executive hereby, effective on the Effective Date,

                    (a) resigns as an employee of the Company and of its
                        subsidiaries,
                    (b) resigns as a member of the Company's Board of Directors and as President and Chief Operating Officer of the Company,


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                    (c) resigns from all boards and offices of any entity that is a subsidiary of or is otherwise related to or affiliated with the Company,
                    (d) resigns from all administrative, fiduciary or other
                        positions Executive may hold or have held with respect to arrangements or plans for, of or relating to the Company, and
                    (e) agrees to resign from any nonprofit positions related to
                        Executive's services to the Company as the Company may request. However, so long as Executive continues to foster a good relationship between Prevent Blindness and the Company, Executive may retain his position as Chairman and trustee of Prevent Blindness until the end of Executive's current term and may serve as a trustee and past officer after the end of his current term. Executive shall, subject to his fiduciary duties to Prevent Blindness, use Executive's reasonable best efforts to assist a designee of the Company to join the trustees of Prevent Blindness and to achieve officer status with that organization. The Company shall reimburse Executive for Executive's reasonable out-of-pocket expenses relating to his services with Prevent Blindness during the first year following the Effective Date. Executive shall notify Prevent Blindness of the change in Executive's employment status and shall use Executive's reasonable best efforts to eliminate any references to the Company in the materials or promotions used by Prevent Blindness unless hereafter approved by the Company.

The Company hereby consents to and accepts said resignations, and the Company records will so reflect.

                  3. CERTAIN BENEFITS. In consideration of the promises of Executive in this Agreement, including without limitation Paragraph 4 and Paragraph 5 hereof:

                  (a) CASH SEVERANCE PAYMENTS. Company shall pay Executive the sum of $200,000 ten days after the Effective Date and shall pay Executive the additional sum of $2,000,000 on January 3, 2000. Except for the payments required by this Paragraph 3(a), Executive will have no rights to severance payments under a plan or otherwise.

                  (b) STOCK OPTIONS. (i) Ten days after the Effective Date, Executive shall transfer to the Company the stock options for 150,000 shares of Company common stock granted to Executive on December 17, 1998 for cancellation in exchange for the payment by the Company of $150,000, payable on January 3, 2000; and (ii) Executive's remaining stock options (meaning the options for 34,000 shares of Company common stock granted to Executive on July 31, 1993, the options for 79,322 shares of Company common stock granted to Executive on November 17, 1994, the options for 7,500 shares of Company common stock granted to Executive on March 16, 1995, the options for 10,000 shares of Company common stock granted to Executive on August 17, 1995, and the options for 180,000 shares of Company common stock granted to Executive on June 6, 1996), will remain in effect in accordance with their respective

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terms with the same effect as though Executive had been terminated without cause as of the Effective Date, except that the exercisability of the remaining stock options will not terminate until the second anniversary of the Effective Date.

                  (c) RESTRICTED SHARES. The restrictions on the 55,000 shares of Company Common Stock issued to Executive pursuant to the Restricted Stock Agreement dated as of December 17, 1998 between the Company and Executive will lapse on the Effective Date and cease to be subject to risk of forfeiture

                  (d) HEALTH AND LIFE INSURANCE BENEFITS. For the period from the Effective Date through Executive's 65th birthday, the Company shall (i) continue to provide Executive and the Executive's eligible dependants with eligibility for health insurance benefits, on the same basis, costs and terms as those provided, from time to time, to senior executives of the Company and their eligible dependents, and (ii) continue to provide coverage to the Executive and the Executive's eligible dependents under the Company's Medical Expense Reimbursement Plan at a maximum annual benefit of $20,000, and (iii) continue to provide coverage under those employee plans that provide life insurance at levels as provided to Executive immediately prior to the Effective Date. The Company's obligations under this Paragraph 3(d) will be reduced to the extent of any similar health benefits that Executive is entitled to receive from any other employer.

                  (e) PROMISSORY NOTE. The Amended and Restated Secured Promissory Note from Executive to the Company dated March 15, 1998 (the "Promissory Note") will become due and payable on January 3, 2000. The Promissory Note will not bear interest for the period between the Effective Date and January 3, 2000. Unless Executive otherwise repays the Promissory Note, the Company may deduct the outstanding balance owed from its obligations to pay Executive $2,000,000 on January 3, 2000 under Paragraph 3(a).

                  (f) VACATION PAY. The Company shall pay Executive $44,000 ten days after the Effective Date in full satisfaction of any rights Executive has with respect to unused "vacation" or "paid time off."

                  (g) RETIREMENT PLANS. The Company shall cause Executive to receive benefits under the 1994 Supplemental Retirement Benefit Plan and Supplemental Pension Plan as though Executive remained an employee of the Company through December 31, 1999 and received an annual base salary of $555,000. Executive's benefits under the Cole National Group Retirement Plan, the defined contribution plan established in accordance with Section 401(k) of the Internal Revenue Code, the Cole National Group, Inc. Deferred Compensation Plan for Executives and Other Senior Management, and the 1999 Employee Stock Purchase Plan will be those established by such plans.

                  (h) AUTOMOBILE. Ten days after the Effective Date, Executive shall purchase Executive's current Company-owned car for $39,000. The Company will withhold this amount from the $200,000 cash payment by the Company otherwise required under Paragraph 3(a).

                  (i) OUTPLACEMENT SERVICES. The Company shall provide Executive at the Company's expense with executive level outplacement services, and shall use its best efforts to
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assist Executive in finding suitable executive level employment at another enterprise; provided, however, that in no event is Company obligated to spend more than $15,000 with respect to its obligations under this Paragraph 3(i).

                  (j) EXECUTIVE'S EXPENSES. Upon submission of invoices in form and substance reasonably acceptable to the Company, the Company shall pay up to $7,500 of the costs of legal, tax accounting and tax planning services rendered to Executive by counsel and advisors of Executive's choice in connection with the preparation and negotiation of this Agreement and the terms of Executive's resignation.

                  4. NON-COMPETITION; CERTAIN ACTIONS; NON-COMPETE PAYMENT.

                  (a) Executive agrees that for a period commencing on the Effective Date through the third anniversary of the Effective Date (the "Non-Compete Period"), within the Territory (as described in subparagraph (c)(i) of this Paragraph 4), the Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, director, or otherwise, with any other person, corporation, partnership, limited liability company, proprietorship, firm, association, or other business entity (collectively, an "Enterprise") that engages in, or otherwise engage in a Competing Business, (as described in subparagraph (c)(ii) of this Paragraph 4); PROVIDED, HOWEVER, that Executive may:

                      (i) own not more than five percent (5%) of any class of publicly-traded securities of any Enterprise, or

                      (ii) be employed, engaged, affiliated or associated as a consultant, independent contractor, director, or otherwise with any Enterprise that derives less than 10% of its consolidated revenues from a Competing Business, except in the Competing Business or in a capacity that places Executive in a direct or indirect management or oversight role in or over that Enterprise's Competing Business.

                  (b) Executive agrees that during the Non-Compete Period, the Executive shall not, directly or indirectly, solicit the employment or assist in employing any person who at the Effective Date is an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities.

                  (c) For purposes of this Agreement:

                      (i) "Territory" means (x) with respect to any Competing
                  Business, either:

                          (A) any county, parish or equivalent political subdivision in any state of the United States or in any province of Canada or in Puerto Rico, in which the Company or any of its subsidiaries or any of their respective franchisees has a retail optical location or

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                          optical manufacturing location as of the Effective
                          Date (these counties being the "Active Location Counties"), or

                          (B) any county, parish or equivalent political jurisdiction in any state or province (or in Puerto
                          Rico) adjacent to any Active Location County if the Company or any of its subsidiaries or any of their respective franchisees has a retail optical location within 2.0 miles of the county line of the adjacent county, or (y) with respect to the Managed Vision Care Business, in addition to the foregoing, in any jurisdiction to the extent that the Competing Business involves

                          (A) any of the Company's Managed Vision Care Business customers as of the date of this Agreement, including, without limitation, any insurance company, union, welfare plan, employer or other organization that is a plan provider in contract as of the date of this Agreement with the Company or any of its subsidiaries to provide managed vision care services to employees, plan members or others under the Company's managed vision care plans; or

                          (B) any service provider as of the date of this Agreement in the Company's Managed Vision Care Business networks, including, without limitation, doctors of optometry, opticians and other optical professionals, and operators of retail optical locations if that service provider is in contract as of the date of this Agreement with the Company or any of its subsidiaries to provide optical care services under the Company's managed vision care plans.

                          (ii) Competing Business means either (a) the business
                  of manufacturing and selling prescription eyeglasses or contact lenses directly to optical retailers or retail customers, whether through in-store sales at a retail location or by telephone, mail, Internet, or other means or (b) the business of distributing, marketing and managing managed vision care plans, networks or services (the "Managed Vision Care Business"), or (c) the business of distributing, marketing and managing laser vision correction services.

                  (d) Executive agrees that for a period commencing on the Effective Date through the end of the Non-Compete Period, except within the terms of a specific request from the Company, Executive may not as a principal, or agent of another person, propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (i) any form of business combination, acquisition, or other transaction relating to the Company or any majority-owned affiliate thereof, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any such affiliate, or (iii) any demand, request or proposal to amend, waive or terminate any provision of this subparagraph 4(d) of this Agreement, nor except as aforesaid during such period will

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Executive, as a principal, or agent of another person, (1) make, or in any way participate in, any solicitation of proxies with respect to any securities entitled to vote generally in the election of directors of the Company (together with direct or indirect options or other rights to acquire any such securities, "Voting Securities"), (including by the execution of action by written consent), become a participant in any election contest with respect to the Company, seek to influence any person with respect to any Voting Securities or demand a copy of the Company's list of its shareholders or other books and records, (2) participate in or encourage the formation of any partnership, syndicate, or other group which owns or seeks or offers to acquire beneficial ownership of any Voting Securities or which seeks to affect control of the Company or for the purpose of circumventing any provision of this Agreement, or (3) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, Board of Directors, or policies of the Company. Provided Executive acts in a manner consistent with the foregoing provisions of this Paragraph 4(d), Executive may sell or otherwise dispose of Voting Securities so long as the Executive complies with the laws regarding trading by insiders.

                  (e) Executive agrees that the Executive will not, directly or indirectly, induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities, to terminate such relationship.

                  (f) In consideration of the promises of Executive in this Agreement, including without limitation this Paragraph and Paragraph 5, the Company shall pay Executive on each of January 2, 2001, and the second and third anniversaries of the Effective Date, a non-compete fee of $200,000.

                  (g) In the event Executive violates any provision of this Paragraph 4 as to which there is a specific time period during which the Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation will toll the running of such time period from the date of such violation until such violation ceases.

                  (h) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 4 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive. Executive acknowledges that Executive has experience as a senior executive in retailing situations not involving optical retailing.

                  5. RELEASE BY EXECUTIVE.

                  (a) In consideration of the payments made and to be made and the benefits to be received by Executive pursuant to Paragraphs 3 and 4 of this Agreement, Executive, for himself and the Executive's dependents, successors, assigns, heirs, executors and administrators (and the Executive's and their legal representatives of every kind), hereby releases, dismisses,

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remises and forever discharges the Company from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown ("claims"), which Executive now has or may have had for, upon, or by reason of Executive's employment by or service with the Company on or prior to the Effective Date, including but not limited to:

                           (i) discrimination, including but not limited to
                  claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof;

                           (ii) breach of any contract or promise, express or
                  implied; and

                           (iii) any and all tort claims.

                  (b) Executive further agrees and acknowledges that:

                           (i) Executive has been advised by the Company to
                  consult with legal counsel prior to executing and delivering this Agreement and the release provided for in this Paragraph 5, has had an opportunity to consult with and to be advised by legal counsel of the Executive's choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

                           (ii) Executive has been given a period of twenty-one
                  (21) days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that the Executive may use as much of the twenty-one (21) day period as the Executive desires; and

                           (iii) Executive may, within seven (7) days after
                  execution and delivery, revoke this release. Revocation will be made by delivering a written notice of revocation to the General Counsel at the Company. For such revocation to be effective, written notice must be received by the General Counsel at the Company no later than the close of business on the seventh (7th) day after Executive executes this Agreement. If Executive does exercise the Executive's right to revoke this release, the Executive will forfeit the Executive's right to receive any of the benefits provided for herein, without affecting the effectiveness of Executive's resignations under Paragraph 2.

                  (c) Executive agrees that the Executive will never file a lawsuit or other complaint asserting any claim that is released in this Paragraph 5.

                  (d) Executive's resignation is by mutual agreement between the Company and Executive and Executive waives and releases any claim that the Executive has or may have to

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reemployment. Executive agrees that Executive will not seek employment with the
Company at any time in the future.

                  6. CONFIDENTIAL INFORMATION; STATEMENTS TO THIRD PARTIES

                  (a) Executive acknowledges and agrees that, in the performance of the Executive's duties as an officer and employee of the Company, the Executive was and may be brought into frequent contact with, had or may have had access to, and/or became or may become informed of confidential and proprietary information of the Company and/or information which is a trade secret of the Company (collectively, "Confidential Information"), as more fully described in subparagraph (b) of this Paragraph 6. Executive acknowledges and agrees that the Confidential Information of the Company gained by Executive during the Executive's association with the Company was or will be developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

                  (b) Executive agrees that commencing on the Effective Date the Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Executive may have acquired such Confidential Information. Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Executive and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company, and that any retention or use by Executive of Confidential Information after the termination of Executive's services for the Company will constitute a misappropriation of the Company's Confidential Information.

                  (c) Executive further agrees that the Executive will return (to the extent the Executive has not already returned), within ten (10) days of the Effective Date, in good condition, all property of the Company, including, without limitation, (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company, (ii) keys to the Company property, (iii) files, (iv) computer programs and files, and (v) blueprints or other drawings.

                  (d) Executive further acknowledges and agrees that the Executive's obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company has become, through no fault of Executive, generally known to the public or Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Executive's obligations under this Paragraph 6 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive

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may have to the Company under the Company's policies, general legal or equitable principles or statutes and which will remain in full force and effect following the Resignation Date.

                  (e) (i) Executive shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company or commenting on the character or business reputation of the Company. Executive further hereby agrees that, without the prior written consent of the Chief Executive officer of the Company, unless otherwise required by law, the Executive will not (x) publicly comment in a manner adverse to the Company concerning the status, plans or prospects of the business of the Company, (y) publicly comment in a manner adverse to the Company concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company, or (z) engage in any act or omission that would subject the Company to public disrespect, scandal or ridicule; and (ii) the elected officers of the Company shall not, and the Company shall use its reasonable best efforts to not, directly make or cause to be made any statements to any third parties that criticize or disparage Executive.

                  7. DISCLOSURE. Executive, for a period commencing on the date of this Agreement through the end of the Non-Compete Period, agrees to communicate the contents of Paragraphs 4, 6, 9 and 12 of this Agreement to any Enterprise which the Executive intends to be employed by, associated in business with, or represent.

                  8. BREACH.

                  (a) Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of the Executive's obligations under Paragraphs 4 and 6 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive's violation of any provision of Paragraph 4 or 6 of this Agreement, the Company will

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



be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

                  (b) Without limiting the applicability of Paragraph 8(a), or in any way affecting the right of the Company to seek equitable remedies thereunder, the Company's obligation to make the payments under Paragraph 4(f) shall terminate and be of not further force and effect in the event that Executive breaches any of the provisions of Paragraph 4 or Paragraph 6 prior to the third anniversary of the Effective Date, or engages in any activity that would constitute a breach save for Executive's action being in a state where Paragraph 4 is not enforceable as a matter of law.

                  (c) Without limiting the applicability of Paragraph 8(a) or in any way affecting the right of the Company to seek equitable remedies thereunder, in the event that Executive breaches any of the provisions of Paragraph 4 or Paragraph 6 prior to the second anniversary of the Effective Date, or engages in any activity that would constitute a breach save for Executive's action being in a state where Paragraph 4 is not enforceable as a matter of law, then (i) any remaining stock options described in Paragraph 3(b)(ii) will not be exercisable and shall be canceled, and (ii) any prior exercise of options described in Paragraph 3(b)(ii) shall be rescinded. Upon rescission, Executive shall pay, within ten days after notice of the rescission has been given to Executive by the Company's chief executive officer or chief legal officer, in cash, to the Company the difference between (i) the fair market value of the shares of Company common stock underlying such options on the date of exercise and (ii) the price paid by Executive to the Company on the exercise of such options .

                  9. CONTINUED AVAILABILITY AND COOPERATION.

                  (a) Executive shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive's employment by the Company. This cooperation by Executive will include, but not be limited to:

                           (i) making himself reasonably available for
                  interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

                           (ii) if depositions or trial testimony are to occur,
                  making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

                           (iii) refraining from impeding in any way the
                  Company's prosecution or defense of such litigation or administrative proceeding; and

                           (iv) cooperating fully in the development and
                  presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

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

                  (b) In addition to Executive's obligations under Paragraph 9(a), during the Non-Compete Period, at the request of the Board of Directors of the Company, Executive shall make himself reasonably available for consultation with and advice to the Board at times and for periods of time which are mutually agreeable to the Board and Executive.

                  (c) Executive will be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys' fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement. Executive shall not unreasonably withhold the Executive's availability for such cooperation, consultation and advice.

                  (d) The Company shall pay Executive at a per diem rate of $2,500 for each full day spent by Executive following the third anniversary of the Effective Date in connection with any cooperation, consultation and advice rendered under this Agreement.

                  10. RELEASE BY COMPANY; NO ADMISSION.

                  (a) The Company hereby releases, remises and acquits Executive and the Executive's successors, heirs and advisers, jointly and severally, from any and all claims, known or unknown, which the Company or its affiliates, successors or assigns have or may have against any of such parties arising on or prior to the date of this Agreement and any and all liability which any of such parties may have to the Company, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to all contractual claims and any claims under law, excluding any claim relating to wilful misconduct, fraud or criminal activity by Executive. The Company further agrees that the Company will not file or permit to be filed any released claim. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, compensatory damages or punitive damages. This release will not apply to any obligation of Executive pursuant to this Agreement or any rights that the Company or its affiliates may have to obtain contribution in the event of the entry of judgment against the Company or any such affiliate as a result of any act or failure to act for which both Executive and the Company or such affiliate are jointly responsible.

                  (b) This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company or its affiliates or Executive.

                  11. SUCCESSORS AND BINDING AGREEMENT.

                  (a) This Agreement will be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but will not otherwise be assignable or delegable by the Company.

                  (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs,

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

distributees and/or legatees. The death or disability (temporary or permanent) of Executive following the execution and delivery of this Agreement will not affect or revoke this Agreement or excuse any of the obligations of the parties hereto.

                  (c) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs (a) and (b) of this Paragraph 11.

                  (d) This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in subparagraphs (a) and (b) of this Paragraph 11, no third party will have any rights hereunder.

                  (e) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement.

                  12. NON-DISCLOSURE. Except to the extent that this Agreement or the terms hereof become publicly known or available because of legally mandated disclosure and filing requirements of the Securities and Exchange Commission, or because of any other legal requirement that this Agreement or the terms hereof be disclosed, all provisions of this Agreement and the circumstances giving rise hereto are and will remain confidential and will not be disclosed to any person not a party hereto (other than (i) Executive's spouse, (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities referred to in Paragraph 7 of this Agreement, but only to the extent required thereby).

                  13. NOTICES. For all purposes of this Agreement, all communications provided for herein will be in writing and will be deemed to have been duly given when delivered, addressed to the Company (to the attention of the General Counsel) at its principal executive offices and to Executive at the Executive's principal residence at 469 Fox Run Trail, Aurora, Ohio 44202 or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address will be effective only upon receipt.

                  14. TAXES, PAYMENTS, CERTAIN ADDITIONAL PAYMENTS BY THE
COMPANY.

                  (a) Executive shall be responsible for Executive's share of any and all federal, state and/or local taxes applicable to the payments made, and benefits provided or made available, to Executive pursuant to this Agreement.

                  (b) The payments to Executive pursuant to Paragraphs 3 and 4 of this Agreement will be made by check or direct deposit to an account designated by Executive, and will be reduced by any applicable federal, state and local tax or other required withholding, except to the extent the amount to be withheld may be reduced by appropriate waiver or other action by Executive, and Executive provides the Company with such waiver or other appropriate instrument in form and substance reasonably satisfactory to the Company. The Company acknowledges that from and after the Effective Date, the tax residence of Executive will be in Aurora, Ohio, and that he will not be employed in or paid in Twinsburg, Ohio..

                  (c) The provisions of EXHIBIT A are hereby incorporated herein and made a part hereof.

                  15. AMENDMENT AND WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  16. ENTIRE AGREEMENT; CONTINUING INDEMNIFICATION RIGHTS; CANCELLATION OF EMPLOYMENT AGREEMENT.

                  (a) Except as expressly provided in this Agreement, this Agreement will constitute the entire agreement among the parties hereto with respect to the subject matters covered by this Agreement and will supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, policies, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

                  (b) This Agreement will not affect any indemnification or other rights under any indemnification agreement between Executive and the Company or the Company's regulations. The Company shall continue Executive's coverage under the directors' and officers' liability coverage maintained by Company, as in effect from time to time, to the same extent as other current and former senior executive officers and directors of the Company.

                  (c) The Employment Agreement dated as of April 1, 1996 and the letter agreement dated May 11, 1993 between the Company and Executive are each hereby canceled and are of no further force and effect.

                  (d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement will be construed fairly as to both parties hereto and not in favor or against either party.

                  17. GOVERNING LAW; JURISDICTION; VENUE. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State. The parties agree that the state and federal courts located in the State of Ohio will have exclusive jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against Executive; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

                  18. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement which will nevertheless remain in full force and effect.

                  19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

                [the remainder of this page intentionally blank]

                  20. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and will not be used in construing it.

                  21. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date set forth above.


                                           COLE NATIONAL CORPORATION



Witness:_____________________          By:_____________________________

                                          Its:



Witness:_____________________             _____________________________
                                                 Brian B. Smith

                                    EXHIBIT A
                                    ---------




                  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) In the event that it is determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Exhibit A) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); PROVIDED, HOWEVER, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) Subject to the provisions of Paragraph (f), all determinations required to be made under this Exhibit A, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Company in its sole discretion. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive at such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it is, at the same time as it makes such determination, to furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an

"Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph (f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

                  (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph (b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

                  (d) The federal, state and local income or other tax returns filed by the Executive are to be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

                  (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Paragraph (b) will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive's payment thereof.

                  (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (iii) provide the Company with any written records or
                  documents in the Executive's possession relating to such claim reasonably requested by the Company;

                           (iv) take such action in connection with contesting
                  such claim as the Company may reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                           (v) cooperate with the Company in good faith in order
                  effectively to contest such claim; and

                           (vi) permit the Company to participate in any
                  proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph (f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph (f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph (f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Paragraph (f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph (f), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Exhibit A.